UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2010

AXIOLOGIX EDUCATION CORPORATION

(Exact name of registrant as specified in charter)

Nevada	333-161321	61-1585332
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Scarborough Dr., Suite 308E Egg Harbor Township, New Jersey	08234
(Address of principal executive offices)	(Zip Code)

(609) 646-2005

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.

Election of Directors.

On April 29, 2010, a majority of the shareholders of Axiologix Education Corporation (the “Registrant”) elected, by written consent without a meeting, Dr. Rick Schafer as a Director on its Board of Directors.  Mr. Schafer’s election brings the number of Directors sitting on the Registrant’s Board of Directors to five.

Dr. Schafer is a graduate of both Indiana University and the Indiana University School of Medicine. After graduating, Dr. Schafer accepted a position at Lawrence General Hospital located in Massachusetts in the Department of Pathology and Nuclear Medicine in 1983.  He was promoted to Chief of the Pathology and Nuclear Medicine Department in 1988, a position he held until 2009. In addition to being Chief of Pathology and Nuclear Medicine, Dr. Schafer also served as Chair of the Committee on Quality of Medicine from 1992 through 2008, as well as holding office as the Vice President of the Medical Staff and a Member of the Medical Executive Committee, both positions he currently holds. Additionally, Dr. Schafer served as Chair on a number of other committees including the Radiation Safety Committee and the Health Information Committee. Dr. Schafer serves on the Committee of Continuing Medical Education for Lawrence General and Holy Family Hospitals. He is a member of the American Medical Associates, the Massachusetts Medical Society, and the Society of Nuclear Medicine, as well as being an Inspector for College of American Pathologists. In 1995, Dr. Schafer received the Massachusetts Medical Society Committee Chair Service Award in recognition of his outstanding financial leadership. Dr. Schafer championed a successful three-year financial strategy to balance the Society’s operating budget, resulting in a balanced fiscal year operating budget in 2006.

Dr. Schafer will serve as a Director the Registrant’s Board of Directors until his duly elected successor is appointed or he resigns.  There are no arrangements or understandings between him and any other person pursuant to which he was selected as an officer or director.  There are no family relationships between Dr. Schafer and any of our officers or directors.  Dr. Schafer has not held any other directorships in a Registrant with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any Registrant registered as an investment Registrant under the Investment Registrant Act of 1940.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXIOLOGIX EDUCATION CORPORATION

Date: May 17, 2010	By: /s/ John P. Daglis
John P. Daglis, President